As filed with the Securities and Exchange Commission on June 21, 2021

File No. 333-233310
File No. 333-222768
File No. 333-220585
File No. 333-214974
File No. 333-204434
File No. 333-196093

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:
FORM S-1 REGISTRATION STATEMENT NO. 333-233310
FORM S-1 REGISTRATION STATEMENT NO. 333-222768
FORM S-1 REGISTRATION STATEMENT NO. 333-220585
FORM S-1 REGISTRATION STATEMENT NO. 333-214974

POST-EFFECTIVE AMENDMENT NO. 3 TO
FORM S-1 REGISTRATION STATEMENT NO. 333-204434

POST-EFFECTIVE AMENDMENT NO. 4 TO
FORM S-1 REGISTRATION STATEMENT NO. 333-196093

UNDER THE SECURITIES ACT OF 1933

REZOLUTE, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-54495	27-3440894
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS Employer Identification No.)

201 Redwood Shores Parkway, Suite 315

Redwood City, CA 94065

(650) 206-4507

(Address, including zip code, and telephone number, including area code of registrant’s principal executive offices)

Rezolute, Inc.

Attn: Nevan Elam, CEO

201 Redwood Shores Parkway, Suite 315

Redwood City, CA 94065

(650) 206-4507

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of communications to:

Anthony W. Epps
Dorsey & Whitney LLP

1400 Wewetta Street, Suite 400

Denver, CO 80202

(303) 629-3400

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☒	Smaller reporting company ☒

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 17(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

On June 18, 2018, Rezolute, Inc., a Delaware corporation (the “Predecessor Registrant”), merged with and into its wholly owned subsidiary, Rezolute Nevada Merger Corporation, a Nevada corporation (the “Registrant”), pursuant to an Agreement and Plan of Merger, dated as of June 18, 2021 (the “Reincorporation Merger Agreement”), between the Predecessor Registrant and the Registrant, with the Registrant as the surviving corporation (the “Reincorporation Merger”). At the effective time of the Reincorporation Merger (the “Effective Time”), the Registrant was renamed “Rezolute, Inc.” and succeeded to the assets, continued the business and assumed the rights and obligations of the Predecessor Registrant immediately prior to the Reincorporation Merger all by operation of law. The Reincorporation Merger Agreement was adopted by the holders of Predecessor Common Stock (as defined below) at the 2021 annual meeting of the stockholders of the Predecessor Registrant held on May 26, 2021. Unless the context otherwise requires, the term “the Company” refers to the Predecessor Registrant and its subsidiaries with respect to the period prior to the Effective Time and to the Registrant and its subsidiaries with respect to the period on and after the Effective Time.

At the Effective Time, pursuant to the Reincorporation Merger Agreement, each outstanding share of common stock, par value $0.001 per share (“Predecessor Common Stock”), of the Predecessor Registrant automatically converted into one share of common stock, par value $0.001 per share, of the Registrant.

DEREGISTRATION OF UNREGISTERED SECURITIES

The Registrant is filing these Post-Effective Amendments (“Post-Effective Amendments”) to the following Registration Statements on Form S-1 (“Registration Statements”), which have been previously filed with the Securities and Exchange Commission:

i.	Registration No. 333-233310 originally covering 244,346,914 shares of Predecessor Common Stock for resale by selling stockholders;

ii.	Registration No. 333-222768 originally covering 13,095,063 shares of Predecessor Common Stock for resale by selling stockholders;

iii.	Registration No. 333-220585 originally covering 5,100,000 shares of Predecessor Common Stock for resale by selling stockholders;

iv.	Registration No. 333-214974 originally covering 30,215,200 shares of Predecessor Common Stock for resale by selling stockholders;

v.	Registration No. 333-204434 originally covering 13,906,331 shares of Predecessor Common Stock for resale by selling stockholders; and

vi.	Registration No. 333-196093 originally covering 14,958,633 shares of Predecessor Common Stock for resale by selling stockholders;

In accordance with an undertaking made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statements that have not been sold at the termination of the offering, the Registrant hereby amends the Registration Statements to deregister any remaining securities registered and unsold under the Registration Statements. The securities are being removed from registration because the securities are no longer being offered or sold pursuant to the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Redwood City, State of California, on June 18, 2021.

REZOLUTE, INC.

By:	/s/ Nevan Elam
Nevan Elam
Chief Executive Officer
(Principal Executive and Financial Officer)

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.